EMPLOYMENT ADDENDUM

This EMPLOYMENT ADDENDUM (the "Addendum") is entered into as of June 23, 2008 (the "Effective Date") by and between Peerless Systems Corporation ("Company", "Peerless" or "Party") and William R. Neil ("Executive" or "Party") (collectively the "Parties").

WHEREAS the Company currently employs Executive pursuant to a written Employment Agreement date June 14, 2006 (the "Employment Agreement") under which Executive serves as an advisor to the Chief Executive Officer and Chief Financial Officer of the Company;

WHEREAS the Company wishes to employ Executive in the additional capacity of Chief Financial Officer of the Company which will become vacant on July 12, 2008; and

WHEREAS Executive wishes to accept this additional role with the Company on an "at-will" basis.

NOW THEREFORE, the Parties agree as follows:

1. Additional Position and Duties.

As of July 12, 2008, Executive shall serve in the additional role of the Company's Chief Financial Officer ("CFO"). Executive shall perform such duties as are customarily associated with this position and will report directly to the Company's Chief Executive Officer. By his signature below Executive acknowledges that the CFO duties described herein are in addition to those advisory duties set forth in the Employment Agreement between the Parties and that Executive shall continue to perform his original duties pursuant to the terms of the Employment Agreement in conjunction with those set forth herein. Between the Effective Date and July 11, 2008, Executive shall assist in the transition of duties from the departing Chief Financial Officer of the Company but shall not assume the title of CFO until July 12, 2008.

2. At-Will Employment.

Executive's employment as the Company's CFO shall be "at-will". Accordingly, either the Company or Executive may terminate this additional engagement at any time, with or without advance notice or good cause, by providing written notice to the other. The Parties agree, however, that termination of Executive's engagement pursuant to this Addendum shall not effect either Party's continuing obligations and duties under the Employment Agreement. The Parties agree that such obligations remain in full force and effect without regard to the termination of Executive's additional role as CFO.

3. Compensation.

As additional compensation to Executive for the services provided hereunder as the Company's CFO, Executive shall receive the following compensation.

(a) Base Salary. Executive shall receive a base salary of One Hundred Fifty Five Thousand dollars per year ($155,000) less deductions required by law payable in equal installments on the Company's regularly scheduled paydays. Such amount shall be in addition to all amounts payable to Executive under the Employment Agreement between the Parties.

(b) Discretionary Bonus. Executive shall be eligible to participate in the Company's discretionary bonus program to the same extent as other officers of the Company. Although the award of a bonus to Executive is in the sole and absolute discretion of the Company, Executive shall be eligible for a target bonus of Forty Seven Thousand Five Hundred dollars ($47,500) for the Fiscal year 2008 and Ninety Five Thousand ($95,000) for each Fiscal year thereafter while serving as the Company's CFO.

(c) Business Expenses. As a further incentive to Executive to assume the additional duties set forth in this Addendum, the Company shall reimburse Executive at the rate of 48 cents per mile in travel expenses for travel between Executive's home and the Company's El Segundo facility. Executive acknowledges that he shall not be entitled to any further travel expenses in conjunction with his regular commute to the Company's offices.

4. Acknowledgment of Continuing Obligations.

By their signature below, the Parties acknowledge their respective continuing obligations under the previously executed Employment Agreement and further acknowledge that the termination, modification or suspension of this Addendum or the provision of services by Executive hereunder, shall not in any way effect the obligations, duties or responsibilities each Party has assumed under the Employment Agreement, which shall continue in full force and effect.

5. Miscellaneous.

(a) Governing Law. This Addendum shall be governed by the law of the State of California without regard to conflict of law principles.

(b) Captions. The captions of this Addendum are not part of the provisions hereof and shall have no force or effect.

(c) Amendment. The terms of this Addendum may not be amended or modified other than by a written instrument executed by the Executive and the Company or its respective successors.

(d) No Waiver. Failure by the Company or the Executive to insist upon strict compliance with any provision of this Addendum or to assert any right it may

have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Addendum.

(e) Severability. The invalidity or unenforceability of any provision of this Addendum shall not affect the validity or enforceability of any other provision of this Addendum .

(f) Construction. Executive acknowledges and agrees that Executive has reviewed and negotiated the terms and provisions of this Addendum and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Addendum . Rather, the terms of this Addendum shall be construed fairly as to both Parties hereto and not in favor or against either party by the rule of construction abovementioned.

(g) Assignment. This Addendum is binding on and for the benefit of the Parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Addendum nor any right or obligation hereunder may be assigned by Executive without the prior written consent of the Company. This Addendum may be assigned by the Company with or without Executive's consent to i) the purchaser of all or substantially all of the Company's assets or shares or ii) an affiliate of the Company.

(h) Entire Agreement. As of the Effective Date, this Addendum , together with the previously executed Employment Agreement, constitutes the final, complete and exclusive agreement and understanding between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company or any representative thereof with respect to the subject matter hereof.

(i) Counterparts. This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective as of the date first written above.

THE COMPANY:

Peerless Systems Corporation,
a Delaware corporation

By: ____________
Its: ____________

June 23, 2008
Date

EXECUTIVE:

William R. Neil

June 23, 2008
Date